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                                                                     EXHIBIT 4.4

                              IONA TECHNOLOGIES PLC

                            2006 SHARE INCENTIVE PLAN

SECTION 1. GENERAL PURPOSE OF THE PLAN; DEFINITIONS

     The name of the plan is the IONA Technologies PLC 2006 Share Incentive Plan (the "Plan"). The purpose of the Plan is to encourage and enable the officers, employees, Non-Employee Directors and other key persons (including consultants and prospective employees) of IONA Technologies PLC (the "Company") and its Subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company's welfare will assure a closer identification of their interests with those of the Company and its shareholders, thereby stimulating their efforts on the Company's behalf and strengthening their desire to remain with the Company.

     The following terms shall be defined as set forth below:

     "Act" means the U.S. Securities Act of 1933, as amended, and the rules and regulations thereunder.

     "Administrator" is defined in Section 2(a).

     "Award" or "Awards," except where referring to a particular category of grant under the Plan, shall include Incentive Share Options, Non-Qualified Share Options, Share Appreciation Rights, Phantom Share Units, Restricted Share Awards and Unrestricted Share Awards.

     "Board" means the Board of Directors of the Company.

     "Code" means the U.S. Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

     "Committee" means the compensation committee of the Board or a similar committee performing the functions of the compensation committee and which is comprised of not less than two Non-Employee Directors who are independent.

     "Covered Employee" means an employee who is a "Covered Employee" within the meaning of Section 162(m) of the Code.

     "Effective Date" means the date on which the Plan is approved by shareholders as set forth in Section 18.

     "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

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     "Fair Market Value" of a Share on any given date means the fair market value of a Share determined in good faith by the Administrator; provided, however, that if the Shares are admitted to quotation on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), NASDAQ National Market System or a national recognised securities exchange, the determination shall be made by reference to market quotations on such system or exchange (and when there are quotations on more than one system or exchange the reference shall be to quotations on the system or exchange determined by the Administrator to be the primary system or exchange). If there are no market quotations for such date, the determination shall be made by reference to the last date preceding such date for which there are market quotations.

     "Incentive Share Option" means any Share Option designated and qualified as an "incentive stock option" as defined in Section 422 of the Code.

     "Non-Employee Director" means a member of the Board who is not also an employee of the Company or any Subsidiary.

     "Non-Qualified Share Option" means any Share Option that is not an Incentive Share Option.

     "Option" or "Share Option" means any option to subscribe for or purchase Shares granted pursuant to Section 5.

     "Performance Cycle" means one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more performance criteria will be measured for the purpose of determining a grantee's right to and the payment of a Restricted Share Award or Phantom Share Unit.

     "Phantom Share Unit" means an Award granted pursuant to Section 8.

     "Restricted Share Award" means an Award granted pursuant to Section 7.

     "Section 409A" means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

     "Share" or "Shares" means the Ordinary Shares, par value E0.0025 per share, of the Company, subject to adjustments pursuant to Section 3.

     "Share Appreciation Right" means an Award granted pursuant to Section 6.

     "Subsidiary" means any corporation or other entity (other than the Company) in which the Company has a controlling interest, either directly or indirectly.

     "Ten Percent Owner" means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the combined voting power of all classes of shares of the Company or any parent or subsidiary corporation.

     "Unrestricted Share Award" means any Award granted pursuant to Section 9.


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SECTION 2. ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES
     AND DETERMINE AWARDS

     (a) Committee. The Plan shall be administered by either the Board or the Committee (the "Administrator").

     (b) Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

          (i) to select the individuals to whom Awards may from time to time be granted;

          (ii) to determine the time or times of grant, and the extent, if any, of Incentive Share Options, Non-Qualified Share Options, Share Appreciation Rights, Restricted Share Awards, Phantom Share Units and Unrestricted Share Awards, or any combination of the foregoing, granted to any one or more grantees;

          (iii) to determine the number of Shares to be covered by any Award;

          (iv) to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the form of written instruments evidencing the Awards;

          (v) to accelerate the exercisability or vesting of all or any portion of any Award;

          (vi) subject to the provisions of Section 5(a)(ii), to extend at any time the period in which Share Options may be exercised; and

          (vii) at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

     All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.

     (c) Delegation of Authority to Grant Awards. The Administrator, in its discretion, may delegate to any executive officer of the Company all or part of the Administrator's authority and duties with respect to the granting of Awards, to individuals who are not subject to the reporting and other provisions of
Section 16 of the Exchange Act or Covered Employees. Any such delegation by the Administrator shall include a limitation as to the amount of Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price of any Share Option or Share Appreciation Right, the conversion ratio or price of other Awards and the vesting criteria. The Administrator may


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revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator's delegate or delegates that were consistent with the terms of the Plan.

     (d) Indemnification. Neither the Board nor the Committee, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Committee (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys' fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors' and officers' liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.

SECTION 3. SHARES ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION

     (a) Shares Issuable. The maximum number of Shares reserved and available for issuance under the Plan shall be 4,000,000 Shares, subject to adjustment as provided below and in Section 3(b); provided that not more than 25% of Shares Issuable shall be issued in the form of Incentive Share Options. Further, to the extent that Shares are issued in the form of Unrestricted Share Awards, Restricted Share Awards or Phantom Share Units, such Awards shall be considered the equivalent of one and one-half (1.5) Options for purposes of determining share usage under the provisions of this Section 3(a). The Shares underlying any Awards under this Plan, underlying any award under the Company's 1997 Share Option Plan, as amended to date, or underlying any award under the Company's 1997 Director Share Option Plan, as amended to date, that are forfeited, cancelled, held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, reacquired by the Company prior to vesting, satisfied without the issuance of Shares or otherwise terminated (other than by exercise) shall be added to the Shares available for issuance under the Plan. Subject to such overall limitations, Shares may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that Share Options or Share Appreciation Rights with respect to no more than 70% of Shares Issuable may be granted to any one individual grantee during any one calendar year period. The Shares available for issuance under the Plan may be authorized but unissued Shares or Shares reacquired by the Company.

     (b) Changes in Shares. Subject to Section 3(c) hereof, if, as a result of any reorganization, recapitalization, reclassification, share dividend, share split, reverse share split or consolidation or change of the par value of a Share or reduction or other change in the Company's share capital, the outstanding Shares are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such Shares or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding Shares are converted into or exchanged for a different number or kind of securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number and/or class of Shares reserved for issuance under the Plan, (ii) the number of Share Options or Share Appreciation


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Rights that can be granted to any one individual grantee and the maximum number of Shares that may be granted under a performance-based Award, (iii) the number and/or class of Shares or other securities subject to any then outstanding Awards under the Plan, (iv) the repurchase price, if any, per Share subject to each outstanding Restricted Share Award, (v) the number of Share Options automatically granted to Non-Employee Directors, and (vi) the price for each Share subject to any then outstanding Share Options and Share Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Share Options and Share Appreciation Rights) as to which each Share Option and Share Appreciation Right remains exercisable. The adjustment by the Administrator shall be final, binding and conclusive. No fractional Shares shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

     The Administrator may also adjust the number of Shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration material changes in accounting practices or principles, extraordinary dividends, acquisitions or dispositions of Shares or property or any other event if it is determined by the Administrator that such adjustment is appropriate to avoid distortion in the operation of the Plan, provided that no such adjustment shall be made in the case of a Share Option or Share Appreciation Right, without the consent of the grantee, if it would constitute a modification, extension or renewal of the Option within the meaning of Section 424(h) of the Code.

     (c) Mergers and Other Transactions. In the event of and subject to the consummation of (i) the dissolution or liquidation of the Company, (ii) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (iii) a merger, reorganization, plan of arrangement or consolidation in which the outstanding Shares are converted into or exchanged for a different kind of securities of the successor entity and the holders of the Company's outstanding voting securities immediately prior to such transaction do not own a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, or (iv) the sale of all of the Shares of the Company to an unrelated person or entity (in each case, a "Sale Event"), the Plan and all outstanding Awards granted hereunder shall terminate, unless provision is made in connection with the Sale Event in the sole discretion of the parties thereto for the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of Shares and, if appropriate, the per share exercise prices, as such parties shall agree (after taking into account any acceleration hereunder). In the event of such termination, each grantee shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Administrator, to exercise all outstanding Options and Share Appreciation Rights held by such grantee; provided, however, that the exercise of Options and Share Appreciation Rights not exercisable prior to the Sale Event shall be subject to the consummation of the Sale Event or if the Sale Event occurs pursuant to a general offer made to acquire all of the issued and to be issued share capital of the Company, subject to such offer being declared unconditional in all respects.

     Notwithstanding anything to the contrary in this Section 3(c), in the event of a Sale Event pursuant to which holders of Shares will receive upon consummation thereof a cash payment for


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each Share surrendered in the Sale Event, the Company shall have the right, but not the obligation, to make or provide for a cash payment to the grantees holding Options and Share Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the value as determined by the Administrator of the consideration payable per Share pursuant to the Sale Event (the "Sale Price") multiplied by the number of Shares subject to each outstanding Option and Share Appreciation Right (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of each such outstanding Option and Share Appreciation Right.

     (d) Substitute Awards. The Administrator may grant Awards under the Plan in substitution for shares and share based awards held by employees, directors or other key persons of another corporation in connection with the merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or shares of the employing corporation. The Administrator may direct that the substitute awards be granted on such terms and conditions as the Administrator considers appropriate in the circumstances. Any substitute Awards granted under the Plan shall not count against the share limitation set forth in Section 3(a).

SECTION 4. ELIGIBILITY

     Grantees under the Plan will be such full or part-time officers and other employees, directors and key persons (including consultants and prospective employees) of the Company and its Subsidiaries as are selected from time to time by the Administrator in its sole discretion.

SECTION 5. SHARE OPTIONS

     Any Share Option granted under the Plan shall be in such form as the Administrator may from time to time approve.

     Share Options granted under the Plan may be either Incentive Share Options or Non-Qualified Share Options. Incentive Share Options may be granted only to employees of the Company or any Subsidiary that is a "subsidiary corporation" within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Share Option, it shall be deemed a Non-Qualified Share Option.

     (a) Share Options Granted to Employees and Key Persons. The Administrator in its discretion may grant Share Options to eligible employees and key persons of the Company or any Subsidiary. Share Options granted pursuant to this Section 5(a) shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable.

          (i) Exercise Price. The exercise price per share for the Shares covered by a Share Option granted pursuant to this Section 5(a) shall be determined by the Administrator at the time of grant but shall not be less than one hundred percent (100%) of the Fair Market Value on the date of grant. In the case of an Incentive Share Option that is granted to a Ten Percent Owner, the option price of such Incentive Share Option shall be not less than one hundred ten percent (110%) of the Fair Market Value on the grant date.


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          (ii) Option Term. The term of each Share Option shall be fixed by the
Administrator at the time of grant, but no Share Option shall be exercisable more than ten (10) years after the date of grant of the Share Option. In the case of an Incentive Share Option that is granted to a Ten Percent Owner, the term of such Share Option shall be no more than five (5) years from the date of grant.

          (iii) Exercisability; Rights of a Shareholder. Share Options shall become exercisable at such time or times, whether or not in instalments, as shall be determined by the Administrator at or after the date of grant. The Administrator may at any time accelerate the exercisability of all or any portion of any Share Option. An optionee shall have the rights of a shareholder only as to Shares acquired upon the exercise of a Share Option and not as to unexercised Share Options.

          (iv) Method of Exercise. Share Options may be exercised in whole or in part, by giving written notice of exercise to the Company, specifying the number of Shares to be purchased. Payment of the purchase price may be made by one or more of the following methods to the extent provided in the Option Award agreement:

               (A) In cash, by certified or bank check or other instrument acceptable to the Administrator;

               (B) Through the delivery (or attestation to the ownership) of Shares that have been purchased by the optionee on the open market or that are beneficially owned by the optionee and are not then subject to restrictions under any Company plan. Such surrendered Shares shall be valued at Fair Market Value on the exercise date. To the extent required to avoid variable accounting treatment under FAS 123R or other applicable accounting rules, such surrendered Shares shall have been owned by the optionee for at least six (6) months; or

               (C) By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure.

Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the Shares to be purchased pursuant to the exercise of a Share Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Share Option) by the Company of the full purchase price for such Shares and the fulfilment of any other requirements contained in the Option Award agreement or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the purchase price by previously-owned Shares through the attestation method, the number of Shares transferred to the optionee upon the exercise of the Share Option shall be net of the number of Shares attested to.


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          (v) Annual Limit on Incentive Share Options. To the extent required for "incentive stock option" treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which Incentive Share Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Share Option exceeds this limit, it shall constitute a Non-Qualified Share Option.

     (b) Share Options Granted to Non-Employee Directors.

          (i) Automatic Grant of Options.

               (A) Subject to the availability of Shares under this Plan, each Non-Employee Director who is serving as a director of the Company immediately after each annual meeting of shareholders, beginning with the 2006 annual meeting, shall automatically be granted on such day a Non-Qualified Share Option to acquire 3,000 Shares; provided, however, that notwithstanding the foregoing (x) if a Non-Employee Director is obliged to seek re-election by rotation at such annual meeting, such amount shall be increased from 3,000 Shares to 21,000 Shares; (y) if a Non-Employee Director has received an Option pursuant to Section 5(b)(i)(B) after the date of the prior year's annual meeting of shareholders, then such amount shall be decreased from 3,000 Shares to zero (0) Shares; and (z) if a Non-Employee director has participated in fewer than 75% of the meetings of the Board in the period commencing on the date of the prior year's annual meeting of shareholders terminating on the date of such annual meeting of shareholders, then such amount shall be decreased from 3,000 Shares to zero
     (0) Shares.

               (B) Subject to the availability of Shares under this Plan, each Non-Employee Director who is first elected to serve as a Director after the Effective Date shall be granted, on the date of his election, a Non-Qualified Stock Option to acquire 30,000 Shares.

               (C) The exercise price per share for the Shares covered by a Share Option granted under this Section 5(b) shall be equal to the Fair Market Value of the Shares on the date the Share Option is granted.

               (D) The Administrator, in its discretion, may grant additional Non-Qualified Share Options to Non-Employee Directors. Any such grant may vary among individual Non-Employee Directors.

               (E) Nothing in this Section 5(b) shall entitle a Non-Employee Director to be granted an option at a date on which by reason of the laws of the United States, Ireland or any other applicable jurisdiction, it would be illegal to grant an option to such Non-Employee Director by reason of insider-dealing or insider-trading laws or otherwise. In such event, the grant of the relevant Option shall be deferred until the first day on which it becomes lawful to grant such Option.


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          (ii) Exercise; Termination.

               (A) Unless otherwise determined by the Administrator, an Option granted under Section 5(b) shall be exercisable with respect to (x) one-third of such Option as of the date of grant; (y) two-thirds of such Option as of the first anniversary of the date of grant; and (z) in full as of the second anniversary of the date of grant. Notwithstanding the foregoing, upon the occurrence of a Sale Event, all Options issued under this Section 5(b) shall be immediately exercisable in full. An Option issued under this Section 5(b) shall not be exercisable after the expiration of ten (10) years from the date of grant.

               (B) Options granted under this Section 5(b) may be exercised only by written notice to the Company specifying the number of Shares to be purchased. Payment of the full purchase price of the Shares to be purchased may be made by one or more of the methods specified in Section 5(a)(iv). An optionee shall have the rights of a shareholder only as to Shares acquired upon the exercise of a Share Option and not as to unexercised Share Options.

SECTION 6. SHARE APPRECIATION RIGHTS

     (a) Nature of Share Appreciation Rights. A Share Appreciation Right is an Award entitling the recipient to receive Shares having a value equal to the excess of the Fair Market Value of the Shares on the date of exercise over the exercise price of the Share Appreciation Right, which price shall not be less than one hundred percent (100%) of the Fair Market Value of the Shares on the date of grant (or more than the option exercise price per share, if the Share Appreciation Right was granted in tandem with a Share Option) multiplied by the number of Shares with respect to which the Share Appreciation Right shall have been exercised.

     (b) Terms and Conditions of Share Appreciation Rights. Share Appreciation Rights shall be subject to such terms and conditions as shall be determined from time to time by the Administrator; provided, however, that if the Shares delivered in satisfaction of a Share Appreciation Right are newly issued Shares, the issuance of such Shares shall be subject to payment by the Award holder of the par value per Share.

SECTION 7. RESTRICTED SHARE AWARDS

     (a) Nature of Restricted Share Awards. A Restricted Share Award is an Award entitling the recipient to acquire, at such purchase price (which may be any amount equal to or greater than the par value of the underlying Shares) as determined by the Administrator, Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant ("Restricted Shares"). Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The grant of a Restricted Share Award is contingent on the grantee executing the Restricted Share Award agreement. The terms and conditions of each such agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.


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     (b) Rights as a Shareholder. Upon execution of a written instrument setting forth the Restricted Share Award and payment of any applicable purchase price, a grantee shall have the rights of a shareholder with respect to the voting of the Restricted Shares, subject to such conditions contained in the written instrument evidencing the Restricted Share Award. Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Shares shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Shares are vested as provided in Section 7(d) below, and (ii) certificated Restricted Shares shall remain in the possession of the Company until such Restricted Shares are vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.

     (c) Restrictions. Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Share Award agreement. Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to
Section 15 below, in writing after the Award agreement is issued, if any, if a grantee's employment (or other service relationship) with the Company and its Subsidiaries terminates for any reason, any Restricted Shares that have not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been forfeited and reacquired by the Company without payment of any consideration from such grantee or such grantee's legal representative simultaneously with such termination of employment (or other service relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a shareholder. Following such deemed forfeiture and reacquisition of unvested Restricted Shares that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.

     (d) Vesting of Restricted Shares. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Shares and the Company's right of repurchase or forfeiture shall lapse. Notwithstanding the foregoing, in the event that any such Restricted Shares shall have a performance-based goal, the restriction period with respect to such Shares shall not be less than one (1) year, and in the event any such Restricted Shares shall have a time-based restriction, the total restriction period with respect to such Shares shall not be less than three (3) years; provided, however, that Restricted Shares with a time-based restriction may become vested incrementally over such three-year period. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the Shares on which all restrictions have lapsed shall no longer be Restricted Shares and shall be deemed "vested." Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 15 below, in writing after the Award agreement is issued, a grantee's rights in any Restricted Shares that have not vested shall automatically terminate upon the grantee's termination of employment (or other service relationship) with the Company and its Subsidiaries and such Shares shall be subject to the provisions of Section 7(c) above.


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SECTION 8. PHANTOM SHARE UNITS

     (a) Nature of Phantom Share Units. A Phantom Share Unit is an Award of phantom share units to a grantee, subject to such restrictions and conditions as the Administrator may determine at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The grant of a Phantom Share Unit is contingent on the grantee executing the Phantom Share Unit agreement. The terms and conditions of each such agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. Notwithstanding the foregoing, in the event that any such Phantom Share Unit shall have a performance-based goal, the restriction period with respect to such award shall not be less than one (1) year, and in the event any such Phantom Share Unit shall have a time-based restriction, the total restriction period with respect to such award shall not be less than three (3) years; provided, however, that any Phantom Share Unit with a time-based restriction may become vested incrementally over such three-year period. At the end of the deferral period, the Phantom Share Unit, to the extent vested, shall be paid to the grantee in the form of Shares; provided, however, that if the Shares delivered in satisfaction of a Phantom Share Unit are newly issued Shares, the issuance of such Shares shall be subject to payment by the Award holder of the par value per Share.

     (b) Election to Receive Phantom Share Units in Lieu of Compensation. The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of a Phantom Share Unit. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate. Any such deferred compensation shall be converted to a fixed number of phantom share units based on the Fair Market Value of the Shares on the date the compensation would otherwise have been paid to the grantee but for the deferral.

     (c) Rights as a Shareholder. During the deferral period, a grantee shall have no rights as a shareholder.

     (d) Termination. Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 15 below, in writing after the Award agreement is issued, a grantee's right in all Phantom Share Units that have not vested shall automatically terminate upon the grantee's termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 9. UNRESTRICTED SHARE AWARDS

     Grant or Sale of Unrestricted Shares. The Administrator may, in its sole discretion, grant (or sell at par value or such higher purchase price determined by the Administrator) an Unrestricted Share Award to any grantee pursuant to which such grantee may receive Shares free of any restrictions ("Unrestricted Shares") under the Plan; provided, however, that if such Shares


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

are newly issued Shares, the issuance of such Shares shall be subject to payment by the Award holder of the par value per Share.

SECTION 10. PERFORMANCE-BASED AWARDS TO COVERED EMPLOYEES

     Notwithstanding anything to the contrary contained herein, if any Restricted Share Award or Phantom Share Unit granted to a Covered Employee is intended to qualify as "Performance-based Compensation" under Section 162(m) of the Code and the regulations promulgated thereunder (a "Performance-based Award"), such Award shall comply with the provisions set forth below:

     (a) Performance Criteria. The performance criteria used in performance goals governing Performance-based Awards granted to Covered Employees may include any or all of the following: (i) the Company's return on equity, assets, capital or investment: (ii) pre-tax or after-tax profit levels of the Company or any Subsidiary, a division, an operating unit or a business segment of the Company, or any combination of the foregoing; (iii) cash flow, funds from operations or similar measure; (iv) total shareholder return; (v) changes in the market price of the Shares; (vi) sales or market share; or (vii) earnings per share.

     (b) Grant of Performance-based Awards. With respect to each Performance-based Award granted to a Covered Employee, the Committee shall select, within the first ninety (90) days of a Performance Cycle (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) the performance criteria for such grant, and the achievement targets with respect to each performance criterion (including a threshold level of performance below which no amount will become payable with respect to such Award). Each Performance-based Award will specify the amount payable, or the formula for determining the amount payable, upon achievement of the various applicable performance targets. The performance criteria established by the Committee may be (but need not be) different for each Performance Cycle and different goals may be applicable to Performance-based Awards to different Covered Employees.

     (c) Payment of Performance-based Awards. Following the completion of a Performance Cycle, the Committee shall meet to review and certify in writing whether, and to what extent, the performance criteria for the Performance Cycle have been achieved and, if so, to also calculate and certify in writing the amount of the Performance-based Awards earned for the Performance Cycle. The Committee shall then determine the actual size of each Covered Employee's Performance-based Award, and, in doing so, may reduce or eliminate the amount of the Performance-based Award for a Covered Employee if, in its sole judgment, such reduction or elimination is appropriate.

     (d) Maximum Award Payable. The maximum Performance-based Award payable to any one Covered Employee under the Plan for a Performance Cycle is 250,000 Shares (subject to adjustment as provided in Section 3(b) hereof).

SECTION 11. TRANSFERABILITY OF AWARDS

     (a) Transferability. Except as provided in Section 11(b) below, during a grantee's lifetime, his or her Awards shall be exercisable only by the grantee, or by the grantee's legal representative or guardian in the event of the grantee's incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.

     (b) Committee Action. Notwithstanding Section 11(a), the Administrator, in its discretion, may provide either in the Award agreement regarding a given Award or by subsequent written approval that the grantee (who is an employee or director) may transfer his or her Awards (other than any Incentive Share Options) to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award.

     (c) Family Member. For purposes of Section 11(b), "family member" shall mean a grantee's child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee's household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than fifty percent (50%) of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than fifty percent (50%) of the voting interests.

     (d) Designation of Beneficiary. Each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee's death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee's estate.

SECTION 12. TAX WITHHOLDING

     (a) Payment by Grantee. Each grantee shall, no later than the date as of which the value of an Award or of any Shares or other amounts received thereunder first becomes includable in the gross income of the grantee for U.S. federal income tax purposes or, in the case of grantees located outside the United States for income tax purposes in the relevant jurisdiction, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any U.S. federal, state, or local taxes of any kind or, in the case of grantees located outside the United States any income taxes, deductions or levies or other deductions of any kind applicable in the relevant jurisdiction, required by law to be withheld by the Company with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such amounts from any payment of any kind otherwise due to the grantee. The Company's obligation to deliver evidence of book entry (or share certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.

     (b) Payment in Shares. Subject to approval by the Administrator, a grantee may elect to have the Company's minimum required tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from Shares to be issued pursuant to any Award a number of Shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due, or (ii) transferring to the Company Shares owned by the grantee with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due.

SECTION 13. ADDITIONAL CONDITIONS APPLICABLE TO NON-QUALIFIED DEFERRED COMPENSATION UNDER SECTION 409A.

     In the event any Share Option or Share Appreciation Right under the Plan is granted with an exercise price of less than one hundred percent (100%) of the Fair Market Value on the date of grant (regardless of whether or not such exercise price is intentionally or unintentionally priced at less than Fair Market Value), or such grant is materially modified and deemed a new grant at a time when the Fair Market Value exceeds the exercise price, or any other Award is otherwise determined to constitute "non-qualified deferred compensation" within the meaning of Section 409A (a "409A Award"), the following additional conditions shall apply and shall supersede any contrary provisions of this Plan or the terms of any agreement relating to such 409A Award.

     (a) Exercise and Distribution. Except as provided in Section 13(b) hereof, no 409A Award shall be exercisable or distributable earlier than upon one of the following:

          (i) Specified Time. A specified time or a fixed schedule set forth in the written instrument evidencing the 409A Award.

          (ii) Separation from Service. Separation from service (within the meaning of Section 409A) by the 409A Award grantee; provided, however, that if the 409A Award grantee is a "key employee" (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) and any of the Company's Shares are publicly traded on an established securities market or otherwise, exercise or distribution under this Section 13(a)(ii) may not be made before the date that is six (6) months after the date of separation from service.

          (iii) Death. The date of death of the 409A Award grantee.

          (iv) Disability. The date the 409A Award grantee becomes disabled (within the meaning of Section 13(c)(ii) hereof).

          (v) Unforeseeable Emergency. The occurrence of an unforeseeable emergency (within the meaning of Section 13(c)(iii) hereof), but only if the net value (after payment of the exercise price) of the number of Shares that become issuable does not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the exercise, after taking into account the extent to which the emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the grantee's other assets (to the extent such liquidation would not itself cause severe financial hardship).

          (vi) Change in Control Event. The occurrence of a Change in Control Event (within the meaning of Section 13(c)(i) hereof), including the Company's discretionary exercise of the right to accelerate vesting of such grant upon a Change in Control Event or to terminate the Plan or any 409A Award granted hereunder within twelve (12) months of the Change in Control Event.

     (b) No Acceleration. A 409A Award may not be accelerated or exercised prior to the time specified in Section 13(a) hereof, except in the case of one of the following events:

          (i) Domestic Relations Order. The 409A Award may permit the acceleration of the exercise or distribution time or schedule to an individual other than the grantee as may be necessary to comply with the terms of a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).

          (ii) Conflicts of Interest. The 409A Award may permit the acceleration of the exercise or distribution time or schedule as may be necessary to comply with the terms of a certificate of divestiture (as defined in Section 1043(b)(2) of the Code).

          (iii) Change in Control Event. The Administrator may exercise the discretionary right to accelerate the vesting of such 409A Award upon a Change in Control Event or to terminate the Plan or any 409A Award granted thereunder within twelve (12) months of the Change in Control Event and cancel the 409A Award for compensation.

     (c) Definitions. Solely for purposes of this Section 13 and not for other purposes of the Plan, the following terms shall be defined as set forth below:

          (i) "Change in Control Event" means the occurrence of a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company (as defined in Section 1.409A-3(g) of the proposed regulations promulgated under Section 409A by the U.S. Department of the Treasury on September 29, 2005 or any subsequent guidance).

          (ii) "Disabled" means a grantee who (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan or scheme covering employees of the Company or its Subsidiaries.

          (iii) "Unforeseeable Emergency" means a severe financial hardship to the grantee resulting from an illness or accident of the grantee, the grantee's spouse, or a dependent (as defined in Section 152(a) of the Code) of the grantee, loss of the grantee's property due to casualty, or similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the grantee.

SECTION 14. TRANSFER, LEAVE OF ABSENCE, ETC.

     For purposes of the Plan, the following events shall not be deemed a termination of employment:

     (a) a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or

     (b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee's right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

SECTION 15. AMENDMENTS AND TERMINATION

     The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder's consent. Except as provided in Section 3(b) or 3(c), in no event may the Administrator exercise its discretion to reduce the exercise price of outstanding Share Options or Share Appreciation Rights or effect repricing through cancellation and re-grants. Any material Plan amendments (other than amendments that curtail the scope of the Plan), including any Plan amendments that (i) increase the number of Shares reserved for issuance under the Plan,
(ii) expand the type of Awards available under, materially expand the eligibility to participate in, or materially extend the term of, the Plan, or
(iii) materially change the method of determining Fair Market Value, shall be subject to approval by the Company shareholders entitled to vote at a meeting of shareholders. In addition, to the extent determined by the Administrator to be required by the Code to ensure that Incentive Share Options granted under the Plan are qualified under Section 422 of the Code or to ensure that compensation earned under Awards qualifies as performance-based compensation under Section 162(m) of the Code, Plan amendments shall be subject to approval by the Company shareholders entitled to vote at a meeting of shareholders. Nothing in this
Section 15 shall limit the Administrator's authority to take any action permitted pursuant to Section 3(c).

SECTION 16. STATUS OF PLAN

     With respect to the portion of any Award that has not been exercised and any payments in cash, Shares or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company's obligations to deliver Shares or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 17. GENERAL PROVISIONS

     (a) No Distribution; Compliance with Legal Requirements. The Administrator may require each person acquiring Shares pursuant to an Award to represent to and agree with the

Company in writing that such person is acquiring the Shares without a view to distribution thereof.

     No Shares shall be issued pursuant to an Award until all applicable securities law and other legal and stock exchange or similar requirements have been satisfied. The Administrator may require the placing of such stop-orders and restrictive legends on certificates for Shares and Awards as it deems appropriate.

     (b) Delivery of Share Certificates. Share certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a share transfer agent of the Company shall have mailed such certificates in the Irish or United States mail, addressed to the grantee, at the grantee's last known address on file with the Company. Uncertificated Shares shall be deemed delivered for all purposes when the Company or a Share transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by Irish or United States mail, addressed to the grantee, at the grantee's last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic "book entry" records).

     (c) Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary. Neither the Plan nor any Award shall form part of the terms and conditions of employment or engagement between an employee and the Company or any Subsidiary and consequently, rights and obligations of an Award holder under the terms and conditions of his office with or employment or engagement by any such company shall not be affected by his receipt of an Award under the Plan. Accordingly, the Participant shall have no right to any compensation arising for the loss of his entitlement (for any reason whatsoever) with respect to his Award as a result of the termination of his employment or office (for any reason whatsoever) whether such compensation is claimed by way of damages for unfair or wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise howsoever.

     (d) Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to such Company's insider trading policy and procedures, as in effect from time to time.

     (e) Forfeiture of Awards under Sarbanes-Oxley Act. If the Company is required to prepare an accounting restatement due to the material non-compliance of the Company, as a result of misconduct, with any financial reporting requirement under any applicable securities laws, then any grantee who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 shall reimburse the Company for the amount of any Award received by such individual under the Plan during the 12-month period following the first public issuance or filing with the United States Securities and Exchange Commission, as the case may be, of the financial document embodying such financial reporting requirement.

SECTION 18. EFFECTIVE DATE OF PLAN

     This Plan shall become effective upon approval by the holders of a majority of the votes cast at a meeting of shareholders at which a quorum is present. No grants of Share Options and other Awards may be made hereunder after the tenth
(10th) anniversary of the Effective Date and no grants of Incentive Share Options may be made hereunder after the tenth (10th) anniversary of the date the Plan is approved by the Board.

SECTION 19. GOVERNING LAW

     This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of Ireland, applied without regard to conflict of law principles.

DATE APPROVED BY BOARD OF DIRECTORS: May 10, 2006

DATE APPROVED BY SHAREHOLDERS: August 24, 2006